EXHIBIT 99.1

JOSEPH A. DICARA
503 DORSEY AVENUE
BALTIMORE, MARYLAND, 21221
443-921-5290

February 5, 2008

MR. CRAIG HUFFMAN, COB
RENEWABLE ENERGY RESOURCES
334 S. HYDE PARK AVE.
TAMPA, FLA. 33606

SUBJECT: RESIGNATION AS CEO

Dear Craig:

Renewable Energy Resources I believe has a very good future with its many endeavors. I wish you well with your future but unfortunately and with regret I must resign from the position of CEO effective this day February 5, 2008.

Per the RENW contract that became effective on November 16, 2007 and based on the compensation agreement please remit the amount of $13,333.00 .

Thank you for having the faith in my professional qualifications to serve as CEO. This letter should not be construed as my unwillingness to assist RENW whenever it is appropriate. In my new role as President of Mercatech, Inc. as well as Managing Director I feel that we will be working very closely in the near future.

Sincerely,

/s/  Joseph A. DiCara

Joseph A. DiCara

Cc: Cary A. Masi